SUPERIOR TOMATO ASSOCIATES, L.L.C.

                               OPERATING AGREEMENT

                                February 19, 1996


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                                TABLE OF CONTENTS
                                                                            Page

Article I   Certain Definitions. . . . . . . . . . . . . . . . . . . . . .   2

      1.1   Certain Definitions. . . . . . . . . . . . . . . . . . . . . .   2
            (a)   Accounting Period. . . . . . . . . . . . . . . . . . . .   2
            (b)   Additional Member. . . . . . . . . . . . . . . . . . . .   2
            (c)   Adjusted Asset Value . . . . . . . . . . . . . . . . . .   2
            (d)   Affiliate. . . . . . . . . . . . . . . . . . . . . . . .   2
            (e)   Capital Account. . . . . . . . . . . . . . . . . . . . .   2
            (f)   Capital Commitment . . . . . . . . . . . . . . . . . . .   3
            (g)   Code . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            (h)   Company Income Or Loss . . . . . . . . . . . . . . . . .   3
            (i)   Company Percentage . . . . . . . . . . . . . . . . . . .   3
            (j)   Depreciation . . . . . . . . . . . . . . . . . . . . . .   3
            (k)   Development And Marketing Agreement. . . . . . . . . . .   3
            (l)   Fiscal Year. . . . . . . . . . . . . . . . . . . . . . .   3
            (m)   in interest; Majority In Interest. . . . . . . . . . . .   3
            (n)   Manager. . . . . . . . . . . . . . . . . . . . . . . . .   3
            (o)   Member . . . . . . . . . . . . . . . . . . . . . . . . .   3
            (p)   Members' Council . . . . . . . . . . . . . . . . . . . .   4
            (q)   Officers . . . . . . . . . . . . . . . . . . . . . . . .   4
            (r)   Treasury Regulations . . . . . . . . . . . . . . . . . .   4

Article II  Name, Purposes And Place Of Business Of Company. . . . . . . .   4

      2.1   Company Name . . . . . . . . . . . . . . . . . . . . . . . . .   4
      2.2   Company Purposes . . . . . . . . . . . . . . . . . . . . . . .   4
      2.3   Principal Place Of Business. . . . . . . . . . . . . . . . . .   4
      2.4   Registered Agent And Office. . . . . . . . . . . . . . . . . .   4

Article III Period Of Duration . . . . . . . . . . . . . . . . . . . . . .   5

      3.1   Period Of Duration . . . . . . . . . . . . . . . . . . . . . .   5

Article IV  Names, Admission, Rights And Obligations . . . . . . . . . . .   5

      4.1   Names And Addresses. . . . . . . . . . . . . . . . . . . . . .   5
      4.2   Admission Of Members . . . . . . . . . . . . . . . . . . . . .   5
      4.3   Limitation Of Liability. . . . . . . . . . . . . . . . . . . .   5
      4.4   Company Debt Liability . . . . . . . . . . . . . . . . . . . .   5
      4.5   Restrictions On Transfers Of Company Interests . . . . . . . .   5
      4.6   Withdrawal Of Member . . . . . . . . . . . . . . . . . . . . .   6

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                                TABLE OF CONTENTS
                                  (continued)


Article V   Management, Duties And Restrictions. . . . . . . . . . . . . .   6

      5.1   Management . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      5.2   Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
      5.3   The Members' Council . . . . . . . . . . . . . . . . . . . . .   6
      5.4   Resignation Of Manager, Officers And Members Of Members'
            Council; Removal of Manager. . . . . . . . . . . . . . . . . .   6
      5.5   Determination By The Manager.  . . . . . . . . . . . . . . . .   6
      5.6   Restrictions On The Members. . . . . . . . . . . . . . . . . .   7
      5.7   Manager's And Officers' Standard Of Care . . . . . . . . . . .   7
      5.8   No Exclusive Duty To Company . . . . . . . . . . . . . . . . .   7
      5.9   Indemnity Of The Manager And Officers. . . . . . . . . . . . .   7

Article VI  Capital Accounts; Capital Commitment . . . . . . . . . . . . .   8

      6.1   Capital Accounts . . . . . . . . . . . . . . . . . . . . . . .   8
      6.2   Initial Capital Contributions. . . . . . . . . . . . . . . . .   8
      6.3   Additional Capital Commitments . . . . . . . . . . . . . . . .   8
      6.4   Noncontributing Members. . . . . . . . . . . . . . . . . . . .   9
      6.5   Additional Capital Contributions; Right Of First Refusal . . .   9
      6.6   Allocations To New Members . . . . . . . . . . . . . . . . . .  10

Article VII Allocations. . . . . . . . . . . . . . . . . . . . . . . . . .  10

      7.1   Allocation Of Company Income Or Loss . . . . . . . . . . . . .  10
      7.2   Income Tax Allocations . . . . . . . . . . . . . . . . . . . .  10

Article VIII      Fees And Expenses. . . . . . . . . . . . . . . . . . . .  10

      8.1   Management Compensation. . . . . . . . . . . . . . . . . . . .  10

Article IX  Distributions To And Withdrawals By Members. . . . . . . . . .  10

      9.1   Interest . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
      9.2   Withdrawals By Members . . . . . . . . . . . . . . . . . . . .  10
      9.3   Distributions. . . . . . . . . . . . . . . . . . . . . . . . .  11
      9.4   Members' Obligation To Repay Or Restore. . . . . . . . . . . .  11

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                                TABLE OF CONTENTS
                                  (continued)

Article X   Protective Rights. . . . . . . . . . . . . . . . . . . . . . .  11

      10.1  Approval By Members. . . . . . . . . . . . . . . . . . . . . .  11
      10.2  Approval By Other Members. . . . . . . . . . . . . . . . . . .  12

Article XI  Dissolution Of Company . . . . . . . . . . . . . . . . . . . .  12

      11.1  Early Termination Of The Company . . . . . . . . . . . . . . .  12
      11.2  Dissolution Procedures . . . . . . . . . . . . . . . . . . . .  12

Article XII Reports And Financial Accounting . . . . . . . . . . . . . . .  13

      12.1  Financial Records. . . . . . . . . . . . . . . . . . . . . . .  13
      12.2  Annual Reports . . . . . . . . . . . . . . . . . . . . . . . .  13
      12.3  Tax Matters Member . . . . . . . . . . . . . . . . . . . . . .  13
      12.4  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      12.5  Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Article XIII      Amendment. . . . . . . . . . . . . . . . . . . . . . . .  14

      13.1  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Article XIV Other Provisions . . . . . . . . . . . . . . . . . . . . . . .  14

      14.1  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      14.2  Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      14.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  14
      14.4  Binding Agreement. . . . . . . . . . . . . . . . . . . . . . .  14
      14.5  Entire Agreement; Captions . . . . . . . . . . . . . . . . . .  15
      14.6  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .  15
      14.7  Waiver Of Action For Partition . . . . . . . . . . . . . . . .  15
      14.8  Execution Of Additional Instruments. . . . . . . . . . . . . .  15
      14.9  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      14.10 Rights And Remedies Cumulative . . . . . . . . . . . . . . . .  15
      14.11 Severability . . . . . . . . . . . . . . . . . . . . . . . . .  15
      14.12 Heirs, Successors And Assigns. . . . . . . . . . . . . . . . .  15
      14.13 Creditors. . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                              INDEX OF DEFINITIONS

Defined Term                                                              Page

Accounting Period. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Additional Member. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Adjusted Asset Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Capital Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Capital Commitment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Company Income Or Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Company Percentage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Delaware Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Depreciation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Development And Marketing Agreement. . . . . . . . . . . . . . . . . . . . . 3
Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
In Interest; Majority In Interest. . . . . . . . . . . . . . . . . . . . . . 3
Indemnitee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Initial Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Internal Revenue Code. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Manager. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Members' Council . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Tax Matters Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Treasury Regulations . . . . . . . . . . . . . . . . . . . . . . . .. . . . .4

                       SUPERIOR TOMATO ASSOCIATES, L.L.C.

                               OPERATING AGREEMENT



      This Operating Agreement (the "Agreement") is made as of the 19th day of February, 1996, by and among Agritope, Inc., a Delaware corporation ("Agritope"), Sunseeds Company, a --------------- corporation ("Sunseeds"), and Andrew and Williamson Sales Company, Inc., a --------------- corporation ("A&W") with respect to the operation of Superior Tomato Associates, L.L.C., a Delaware limited liability company (the "Company").

      Whereas, Superior Tomato Associates is being formed, pursuant to the provisions of the Delaware Limited Liability Company Act (the "Delaware Act"), upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware;

      Whereas, the purpose of the Company is to combine Sunseeds' tomato seed genetics and know-how with Agritope's SAMase technology and know-how and A&W's growing, packing and distribution know-how to produce and commercialize in North America economically superior tomatoes for the fresh market; the product (the "Product") shall be fresh market cherry, roma and vine ripened large fruited tomato varieties using seed developed by the Company;

      Whereas, the Members have entered into this Agreement, setting forth their respective ownership interests in the Company and the principles by which it will be operated and governed;

      Whereas, concurrently with the execution and delivery of this Agreement, the parties are entering into a Development and Marketing Agreement, under which:

      Agritope will grant to the Company a  non-exclusive  license to Agritope's
      proprietary   technology  of  regulating  ethylene  production  in  tomato
      (hereinafter "SAMase");

      Sunseeds will grant to the Company a non-exclusive license to Sunseeds' proprietary tomato germplasm and associated know-how;

      Agritope and Sunseeds  will  collaborate  to develop seed for the Product;
      and

      A&W will supply the production acreage and distribution infrastructure for the development and testing of the Product, will arrange for the growing of the Product and will pack and distribute the Product.

      Whereas,   the  parties  recognize  that  there  exist  significant  risks associated with the business to be carried on by the Company, including without limitation: the risk that the

Product might not be successfully developed, or if successfully developed, might not receive regulatory approval, the risk that the Product might not generate savings, the risk that the Product might not achieve market acceptance, the risk of crop failure, the risk associated with the highly volatile tomato market, the credit risk that growers may not make the payments due from the growers with respect to the Product, the risk created by the existence of numerous patents held by different parties in the field of plant genetics and the possibility that development or marketing of the Product might be impinged by the existence of any of such patents.

      Now,  Therefore,  in  consideration of mutual covenants and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

      1.1 Certain Definitions. For purposes of this Agreement, certain terms used in this Agreement shall be defined as follows:

            (a) Accounting Period. An Accounting Period shall be (i) the Fiscal Year, if there are no changes in the Members' respective interests in Company income, gain, loss or deductions during such Fiscal Year except on the first day thereof, or (ii) any other period beginning on the first day of a Fiscal Year, or any other day during the Fiscal Year upon which occurs a change in such respective interests, and ending on the last day of a Fiscal Year, or on the day preceding an earlier day upon which any change in such respective interest shall occur.

            (b) Additional Member. Additional Member shall mean any person or entity, other than Agritope, Sunseeds or A&W, who or which is admitted to the Company as a Member pursuant to the terms of this Agreement.

            (c) Adjusted Asset Value. Adjusted Asset Value is defined in Exhibit B to this Agreement.

            (d) Affiliate. An Affiliate of a Member is a person or entity controlling, controlled by, or under common control with, a Member.

            (e) Capital Account. The Capital Account of each Member shall consist of such Member's original capital contribution (i) increased by any additional capital contribution, such Member's share of Company Income that is allocated to it pursuant to this Agreement, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, and (ii) decreased by the amount of any distributions to, or withdrawals by, such Member, such Member's share of any Company Loss that is allocated pursuant to this Agreement, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company. The foregoing provision relating to the maintenance of Capital

                                       2.

Accounts is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied in a manner consistent with such Regulations. Capital contributions may be made in cash or, to the extent agreed to by a Majority in Interest of the Members, by an in kind contribution of property or services at the value agreed to by such Members.

            (f) Capital Commitment. A Member's Capital Commitment, if any, shall mean the amount that such Member has agreed to contribute to the capital of the Company upon such Member's admission to the Company and from time to time thereafter, as set forth opposite such Member's name on Exhibit A hereto.

            (g) Code. The Code, or the Internal Revenue Code, is the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

            (h) Company Income Or Loss. Company Income or Loss is defined on Exhibit B to this Agreement.

            (i) Company Percentage. The Company Percentage for each Member shall be as set forth on Exhibit A hereto, as amended from time to time in accordance with the terms of this Agreement.

            (j) Depreciation. Depreciation is defined on Exhibit B to this Agreement.

            (k) Development And Marketing Agreement. Development and Marketing Agreement means the agreement referred to in the fourth Whereas clause of the Agreement.

            (l) Fiscal Year. The Company's Fiscal Year for the period between the date hereof and March 1, 1996 shall be such period, and for all years thereafter shall commence on March 1 of each year and end on February 28 or February 29, as the case may be, of the following year except for the final Fiscal Year of the Company, which shall begin on March 1 of such final Fiscal Year and end on the date of termination of the Company.

            (m) in interest; Majority In Interest. The term "in interest" shall mean a specified fraction or percentage of the Company Percentages of all Members (including the Manager) or of designated Members (including the Manager if within the class of designated Members). A Majority in Interest shall mean more than 50% in interest.

            (n) Manager. Manager shall mean a Member designated or elected by the Members as Manager pursuant to the terms of this Agreement. As of the effective date of this Agreement, Agritope is hereby designated as the Manager pursuant to Section 18-101(10) of the Delaware Act.

            (o) Member. Member shall mean each of the Initial Members and Additional Members as of a given time.

                                       3.

            (p) Members' Council. Members' Council shall mean a council comprised of three individuals, one of whom is appointed by each Initial Member, for the purpose of providing advice and counsel on the management of the Company to the Manager. As of the effective date of this Agreement, the three members of the Members' Council are Adolph Ferro, who is appointed by Agritope, David Atkinson, who is appointed by Sunseeds, and Fred Williamson, Sr., who is appointed by A&W, or their respective designees. Each member of the Members' Council may be removed and replaced at any time by the Member that appointed such individual.

            (q) Officers. Officer shall mean one or more individuals designated as such by the Manager pursuant to this Agreement.

            (r) Treasury Regulations. Treasury Regulations shall mean the Income
Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

                                   ARTICLE II

                NAME, PURPOSES AND PLACE OF BUSINESS OF COMPANY

      2.1 Company Name. The Company shall conduct its activities under the name Superior Tomato Associates, L.L.C. or such other name as the Manager may designate.

      2.2  Company  Purposes.  The  purpose  of the  Company  is to (i)  combine
Sunseeds' tomato seed genetics and know-how with Agritope's SAMase technology and know-how and A&W's growing, packing and distribution know-how to produce and commercialize in North American economically superior tomatoes for the fresh market; the Product shall be fresh market cherry, roma and vine ripened large fruited tomato varieties using seed developed by the Company, (ii) engage in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware and (iii) engage in all activities necessary, customary, convenient or incident to any of the foregoing. The Company shall have the power to make and perform all contracts and to engage in all actions and transactions necessary or advisable to carry out the purposes of the Company and shall possess all other powers available to it as a limited liability company under the laws of the State of Delaware.

      2.3 Principal Place Of Business. The principal place of business of the Company shall be at 8505 SW Creekside Drive, Beaverton, Oregon 97008, or at such other place or places as the Manager may from time to time determine.

      2.4 Registered Agent And Office. The name of the registered agent for service of process of the Company and the address of the Company's registered office in the State of Delaware shall be The Prentice-Hall Corporation Services, 1013 Centre Road, Wilmington, Delaware 19805, or such other agent or office in the State of Delaware as a Majority in Interest of the Members may from time to time designate.


                                       4.

                                   ARTICLE III

                               PERIOD OF DURATION

      3.1 Period Of Duration. The Company's existence commences upon of the filing with the Secretary of State of the State of Delaware of the Company's Certificate of Formation and shall continue for a period of thirty (30) years, unless sooner dissolved as provided in Section 11.1 below.

                                   ARTICLE IV

                   NAMES, ADMISSION, RIGHTS AND OBLIGATIONS

      4.1 Names And Addresses. The names and addresses of the Members, the amount of their respective Capital Commitments to the Company, if any, and their respective Company Percentages are set forth on Exhibit A hereto. The Manager shall cause Exhibit A to be amended from time to time to reflect the admission of any Additional Member, the withdrawal of any Member, receipt by the Company of notice of any change of address of a Member, the change in any Member's Capital Commitment, the change in any Member's Company Percentage, or the occurrence of any other event requiring amendment of Exhibit A.

      4.2 Admission Of Members. Additional Members may be admitted to the Company upon the written consent of the Manager and with the approval of a Majority in Interest of the Members.

      4.3 Limitation Of Liability. Each Member's liability shall be limited as set forth in the Delaware Act and other applicable law.

      4.4 Company Debt Liability. No Member shall personally be liable for any debts or losses of the Company beyond such Member's respective Capital Commitment.

      4.5   Restrictions On Transfers Of Company Interests.

            (a) Without the written consent of a Majority in Interest of the non-transferring Members, no Member shall sell, assign, transfer, or otherwise dispose of such Member's share in the Company.

            (b) In the event of any voluntary or involuntary transfer of a Member's interest in the Company, or any part thereof, the transferee shall receive only the transferor's economic interest in the Company, and the transferee shall not be admitted as a Member or have any right as a result of such transfer to participate in the affairs of the Company, except as provided by written consent of a Majority in Interest of the non-transferring Members which consent may be withheld for any reason or for no reason.


                                       5.

      4.6 Withdrawal Of Member. A Member may not withdraw or resign without the consent of a Majority in Interest of the non-resigning or non-withdrawing Members to such withdrawal and the terms thereof.

                                    ARTICLE V

                       MANAGEMENT, DUTIES AND RESTRICTIONS

      5.1 Management. Except as otherwise set forth herein, the Manager shall have the sole right to manage, control, and conduct the affairs of the Company and to do any and all acts on behalf of the Company, subject to the provisions of this Agreement which may require the consent of the Members.

      5.2 Officers. Subsequent to the date of this Agreement, one or more Officers may be designated and appointed by the Manager, in consultation with the members of the Members' Council. The Manager may delegate a portion of its day-to-day management responsibilities to any such Officers, and such Officers shall have the authority to execute documents for, contract for, negotiate on behalf of and otherwise represent, the interests of the Company as authorized by the Manager in any job description created by the Manager.
Any number of offices may be held by the same person.

      5.3   The Members' Council.

            (a) The purpose of The Member's Council is to review and advise concerning the direction and progress of the Company.

            (b) Meetings of the Members' Council may be held at any time and place within or without the State of Delaware whenever called by the Manager or any Member.

            (c) Written notice of the time and place of all meetings of the Members' Council shall be given by the Manager (or any Member) upon ten (10) day's notice, unless the Manager, in its sole discretion, determines that a lesser period of notice is appropriate.

            (d) Any member of the Members' Council may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

      5.4 Resignation Of Manager, Officers And Members Of Members' Council; Removal of Manager. Any Manager, Officer or member of the Members' Council may resign at any time by giving written notice to each of the Members. The Manager may be removed, with or without cause, upon the written direction of a Majority in Interest of the Members.

      5.5 Determination By The Manager. All matters concerning allocations, distributions and tax elections (except as may otherwise be required by the income tax laws) and accounting procedures not expressly and specifically provided for by the terms of this Agreement


                                       6.

shall be determined in good faith by the Manager. Such determination shall be final and conclusive as to all of the Members.

      5.6 Restrictions On The Members. Members other than the Manager shall not have any power or authority to act for or on behalf of the Company.

      5.7 Manager's And Officers' Standard Of Care. In discharging duties, the Manager or an Officer shall be fully protected in relying in good faith upon any such records and upon such information, opinions, reports or statements by any other person, as to matters the Manager or any Officer reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. Unless fraud, deceit or a wrongful taking shall be proved by a nonappealable court order, judgment, decree or decision, neither the Manager nor an Officer shall be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager or any Officer in conducting the business, operations and affairs of the Company, which may cause or result in any loss or damage to the Company or its Members. The Manager or an Officer does not, in any way, guarantee the return of the Member's Capital Commitment or a profit for the Members from the operations of the Company. Neither the Manager nor an Officer shall be responsible to any Member because of a loss of investments or a loss in operations, unless the loss shall have been the result of fraud, deceit or a wrongful taking by the Manager or an Officer proved as set forth in this Section
5.7. Neither the Manager nor an Officer shall incur liability to the Company or to any of the Members as a result of engaging in any other business or venture.

      5.8 No Exclusive Duty To Company. Neither the Manager nor an Officer shall be required to manage the Company as such party's sole and exclusive function, and such party and any Member may have other business interests and may engage in other activities (including, without limitation, activities in development, production and marketing of tomatoes) in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or other Member or to the income or proceeds derived therefrom.

      5.9   Indemnity Of The Manager And Officers.

            (a) The Manager (and the directors, officers, employees and agents of such Manager) or an Officer of the Company (and the heirs, executors, personal representatives or administrators of such Manager or Officer) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Manager (or a person acting on behalf of such Manager) or an Officer of the Company ("Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent permitted under Section 18-108 of the Delaware Act, as the same exists or may hereafter be amended. In addition to the

                                       7.

indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Article shall be a contract right.

            (b) The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of organization or operating agreement of the Company, agreement, vote of Members, or otherwise.

            (c) Any repeal or amendment of this Article by the Members of the Company shall not adversely affect any right or protection of a Manager or Officer existing at the time of such repeal or amendment.

                                   ARTICLE VI

                      CAPITAL ACCOUNTS; CAPITAL COMMITMENT

      6.1 Capital Accounts. An individual Capital Account shall be maintained on the Company's books for each Member.

      6.2   Initial Capital Contributions.

            (a) Agritope and Sunseeds will each make capital contributions to the Company up to $100,000. Said contributions shall be made in the form of invoices submitted to the Company by Agritope and Sunseeds with Agritope and Sunseeds receiving capital account credits for the amount of such invoices up to $100,000 each. Each invoice shall represent the cost of Agritope or Sunseeds, as applicable, of performing its assigned work under the Development and Marketing Agreement as determined based on generally accepted cost accounting principles, to include: (i) direct labor, payroll and related costs, including taxes and benefits, (ii) direct material costs, and (iii) an additional amount, not to exceed 30% of direct labor costs, for indirect costs (i.e., overhead). Invoices submitted in excess of $100,000 by either Agritope or Sunseeds shall be paid out of contributions made by A&W to the extent provided for in subsection (b).

            (b) A&W will contribute capital to the Company at the level of $8,000 per month, with the first contribution due on the signing of this Agreement, and each subsequent contribution due on the fifteenth day of each month thereafter (the final contribution being $4,000) up to a total of $100,000. Invoices submitted in excess of $100,000 by either Agritope or Sunseeds shall be reimbursed out of cash contributions made by A&W as per the budget approved by the Members' Council.

      6.3 Additional Capital Commitments. Within ten (10) days of a written notice of the Manager, each Member shall contribute to the Company by wire transfer or check the


                                       8.

amount set forth opposite such Member's name under the heading "Additional Capital Commitment" on Exhibit A hereto, which amount shall be credited to each Member's Capital Account. The Manager may give the notice for the first $100,000 of each Members's Additional Capital Commitment at any time after January 1, 1997 and may give the notice for the second $100,000 of each Member's Additional Capital Commitment at any time after January 1, 1998.

      6.4 Noncontributing Members. The Company will be entitled to enforce the obligations of each Member to make the contributions to capital specified in Sections 6.2 and 6.3 above, including the obligations of Agritope and Sunseeds to perform their assigned work under the Development and Marketing Agreement and submit invoices therefor, and the Company will have all remedies available at law or in equity in the event any such contribution is not so made. If any legal proceedings relating to the failure of a Member to make such a contribution are commenced, such Member shall pay all costs and expenses incurred by the Company, including attorneys' fees, in connection with such proceedings, but the payment of such costs and expenses shall not be treated as a capital contribution to the Company. Without limiting the foregoing remedies, if a Member fails to make a Capital Contribution within the time period set forth in Sections 6.2 above, then, at the election of a Majority in Interest of the other Members, the Company Percentage of the defaulting Member shall be reduced to zero (0) and the Company Percentages of the non-defaulting Members shall be increased by an equal amount and in proportion to their Company Percentages prior to the default. In addition, a defaulting Member whose Company Percentage has been so reduced to zero (0) shall no longer be entitled to receive distribution pursuant to this Agreement, except distribution as provided in Article XI upon dissolution of the Company.

      6.5   Additional Capital Contributions; Right Of First Refusal.

            (a) Each Member shall have a right of first refusal to make its pro rata share of all capital contributions that the Company may, from time to time, propose to accept after the date of this Agreement from any other Member, or from a proposed new Member. Each Member's pro rata share of capital contributions is the Member's Company Percentage immediately prior to such new capital contribution.

            (b) If the Company proposes to accept additional capital contributions, it shall give each Member written notice of its intention, the amount of the capital contribution and the Company Percentage that will be allocated to the contributor(s) in consideration of such capital contribution. Each other Member shall have twenty (20) days from the giving of such notice to agree to contribute its pro rata share of such capital contribution upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the amount to be contributed.

            (c) If any Member fails to exercise in full the rights of first refusal within such twenty (20) day period, (i) the Company shall have sixty
(60) days thereafter to accept the capital contributions in respect of which such Member's rights were not exercised upon terms and conditions no more favorable to the contributors thereof than specified in the Company's notice to the Members pursuant to this Section 6.5. If the Company has not accepted the capital

                                       9.

contributions within such sixty (60) days, the Company shall not thereafter accept any additional capital contributions, without first offering such interests to the Member in the manner provided above.

      6.6 Allocations To New Members. No Additional Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager may, at its option, at the time an Additional Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to an Additional Member for that portion of the Company's tax year in which an Additional Member was admitted, in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

                                   ARTICLE VII

                                   ALLOCATIONS

      7.1 Allocation Of Company Income Or Loss. Subject to the "Qualified Income Offset" provisions set forth in Exhibit B, Company Income or Loss for each Accounting Period shall be allocated one hundred percent (100%) to the Capital Accounts of the Members in proportion to their respective Company Percentages.

      7.2 Income Tax Allocations. Except as otherwise required by the Code and the rules and Treasury Regulations promulgated thereunder, a Member's distributive share of Company income, gain, loss, deduction, or credit for income tax purposes shall be the same as is entered in the Member's Capital Account pursuant to this Agreement.

                                  ARTICLE VIII

                                FEES AND EXPENSES

      8.1 Management Compensation. The Manager shall be entitled to compensation on the basis of its reasonable costs for all management services it provides to the Company as Manager, as approved by a Majority in Interest of the Members.

                                   ARTICLE IX

                  DISTRIBUTIONS TO AND WITHDRAWALS BY MEMBERS

      9.1 Interest. No interest shall be paid to any Member on account of its interest in, or Capital Commitment to, the Company.

      9.2 Withdrawals By Members. Except as provided herein, no Member may withdraw any amount from the Company without the consent of all of the other Members, except upon dissolution of the Company.

                                      10.

      9.3 Distributions. At the end of each Fiscal Year, each Member shall promptly (and in no event later than ninety (90) days after the end of each Fiscal Year) be paid in cash, fifty percent (50%) of the Company's taxable income allocable to such Member for the Fiscal Year then ended; provided, however, the foregoing percentage can be changed by the Manager with the consent of a Majority in Interest of the Members. In addition to the foregoing distributions, the Company may ratably distribute cash, securities and other assets to each of the Members at such times and on such terms and conditions as the Manager shall deem appropriate if the Manager determines that such assets are not needed for use (or retained for reasonable reserves) in the business of the Company. Any such distributions shall be distributed to the Members pro rata in accordance with Company Percentages, but in no event shall exceed the cumulative undistributed net income from operations. A Member's right to participate in distributions under this Section 9.3 shall be restricted to the extent provided for in Sections 6.4 and 6.5(c).

      9.4 Members' Obligation To Repay Or Restore. Except as required by law, no Member shall be obligated at any time to repay or restore to the Company all or any part of any distribution made to it from the Company in accordance with the terms of this Article IX.

                                    ARTICLE X

                                PROTECTIVE RIGHTS

      10.1 Approval By Members. The following will require approval by two-thirds in interest of the Members.

            (a) Any amendment of the Certificate of Formation of the Company or this Agreement;

            (b)   The filling of a vacancy in the position of the Manager;

            (c)   Admission of a new Member;

            (d) Approval of the budget on an annual basis, and any modification to the budget;

            (e) Any agreement committing the Company to an obligation in excess of $10,000;

            (f) Any single expenditure or related expenditures in excess of $5,000;

            (g) Creation of any lien or encumbrance on the assets of the Company;

            (h)   An alteration of the primary purpose of the Company;

            (i)   A vote to dissolve the Company;


                                      11.

            (j) The sale, exchange or other disposition of all, or substantially all, of the Company's assets as part of a single transaction or plan;

            (k) The merger of the Company with another limited liability company, a limited partnership, a general partnership or other entity;

            (l) Determination of transfer prices or royalties to be paid to the Company; and

            (m)   Approval of growers.

      10.2  Approval By Other Members.

            (a) A transaction between the Company and any Member, or any party related to that Member, will require approval of a Majority in Interest of other Members; and

            (b) A decision to compromise the obligation of a Member to return money or property paid or distributed unlawfully will require approval of a Majority in Interest of other Members.

                                   ARTICLE XI

                             DISSOLUTION OF COMPANY

      11.1 Early Termination Of The Company. The Company shall dissolve and the affairs of the Company shall be wound up prior to the term provided in Section 3.1

            (a) one hundred eighty (180) days following the death, dissolution, insanity, retirement, resignation, bankruptcy or expulsion of any Member or the occurrence of any other event which terminates the continued membership of a Member, unless two-thirds in interest of the remaining Members, within ninety
(90) days of such event, agree to continue the Company;

            (b)   upon the vote or written consent of all the Members; or

            (c) upon the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act;

      11.2 Dissolution Procedures. Upon dissolution of the Company at the expiration of the Company term or as set forth in Section 11.1:

            (a) The affairs of the Company shall be wound up and terminated under the direction of the Manager or the remaining Members in event of the withdrawal of the Manager. All matters relating to the dissolution and liquidation of the Company shall be determined by the Manager, or the remaining Members, as the case may be.

                                      12.

            (b) The proceeds of liquidation shall be distributed by the Company in payment of its liabilities in the following order:

                  (i) to creditors, other than Members, in the order of priority established by law;

                  (ii) to Members in repayment of loans made to the Company; and
(iii) to all the Members in accordance with the positive balances in their Capital Accounts and if any Member's Capital Account has a deficit balance such Member shall not be required to contribute capital to the Company with respect to such deficit balance.

                                   ARTICLE XII

                        REPORTS AND FINANCIAL ACCOUNTING

      12.1 Financial Records. The books of the Company shall be kept in accordance with the terms of this Agreement and otherwise in accordance with generally accepted accounting principles. The records and books of account of the Company shall be kept at the principal place of business of the Company.

      12.2  Annual Reports.

            (a) The Company shall transmit to each Member and to each person (or such Member's or person's legal representative) who was a Member during any part of the Fiscal Year in question within ninety (90) days after the end of each Fiscal Year of the Company the following: (1) a balance sheet for the Company as of the close of the Fiscal Year and a profit and loss statement for the Fiscal Year then ended, all in reasonable detail; and (2) a report setting forth the Capital Accounts of each Member and a description of the manner of their calculation.

            (b) The Company shall also transmit within such ninety (90) day period to each Member then a member of the Company and to each person (or such Member's or person's legal representative) who was a Member during any part of the Fiscal Year in question a Schedule K-1 showing such Member's taxable income from the Company for such Fiscal Year.

            (c) The Manager will be responsible to prepare such reports, at the expense of the Company.

      12.3 Tax Matters Member. The Manager shall be the Company's tax matters member under the Code and under any comparable provision of state law (the "Tax Matters Member"). A Majority in Interest of the Members may remove, with or without cause, the Tax Matters Member, and may appoint a new Tax Matters Member. The Tax Matters Member shall have the same rights and obligations as the Manager pursuant to Sections 5.7, 5.8 and 5.9 hereof.

                                      13.

      12.4 Inspection. Each Member will have the right, at its own expense, to inspect the books and records of the Company during reasonable business hours at any time, provided that inspections in excess of once per fiscal year will be at the inspecting Member's expense.

      12.5 Audit. The Manager will arrange, at the Company's expense, for an audit of the books of the Company as a Majority in Interest of the Members shall instruct the Manager in writing, and with such accounting firm as a Majority in Interest of the Members shall approve in writing.

                                  ARTICLE XIII

                                    AMENDMENT

      13.1 Amendment. This Agreement may be amended by two-thirds in interest of the Members, provided that, except as provided in Section 6.3 (1) any reduction of a Member's Company Percentage, except in connection with the contribution of additional capital by one or more Members or addition of a new Member, (2) any increase in the Capital Commitment of any Member or other increase in the liabilities, duties, obligations or responsibility of any member, (3) any modification to the allocation provisions of this Agreement or (4) any reduction of a Member's Capital Account may only be made with the consent of such Member.

                                   ARTICLE XIV

                                OTHER PROVISIONS

      14.1 Loans. Subject to Section 10.2 of this Agreement, Members may make loans to the Company upon such terms and conditions as the Manager may prescribe.

      14.2 Notice. All notices given hereunder shall be in writing. Any notice herein required to be given to the Company by any of the Members shall be deemed to have been given when delivered by hand or upon transmission by telefax or receipt by U.S. Mail or upon confirmed delivery by commercial air courier at the address set forth in Section 2.3. Any written notice herein required to be given to a Member shall be deemed to have been given when delivered by hand or upon transmission by telefax or receipt by U.S. mail or upon confirmed delivery by commercial air courier at such Member's address set forth on the signature page hereof, or such other address as may subsequently be recorded in the records of the Company.

      14.3 Counterparts. This Agreement may be executed in more than one counterpart with the same effect as if the Members executing the several counterparts had all executed one counterpart.

      14.4 Binding Agreement. This Agreement shall be binding on the assignees and legal successors of the Members.


                                      14.

      14.5 Entire Agreement; Captions. This Agreement constitutes the entire agreement of the parties and supersedes all prior written and verbal agreements among the Members with respect to the Company. Descriptive titles are used herein for convenience only and shall not be considered in the interpretation of this Agreement.

      14.6 Governing Law. This Agreement, and the application and interpretation hereof, shall be governed exclusively by the terms of the Delaware Limited Liability Company Act.

      14.7 Waiver Of Action For Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

      14.8 Execution Of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

      14.9 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

      14.10 Rights And Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.
Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      14.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

      14.12 Heirs, Successors And Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by the Agreement, their respective heirs, legal representatives, successors and assigns.

                                      15.

      14.13 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company.

      In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

MEMBERS:

AGRITOPE, INC.


By:      /s/ Adolph J. Ferro
Title:   President/CEO
Address: 8505 SW Creekside Place
         Beaverton, OR  97008
         Attn:  Chief Executive Officer


SUNSEEDS COMPANY


By:      /s/ David Atkinson
         Title:   President/CEO
Address: 18640 Sutter Blvd.
         Morgan Hill, CA  95038
         Attn:  Chief Executive Officer


ANDREW AND WILLIAMSON SALES COMPANY, INC.


By:      Fred Williamson
Title:   President/CEO
Address: 9940 Marconi Drive
         San Diego, CA  92173
         Attn:  Chief Executive Officer

                                    Exhibit A

                               SCHEDULE OF MEMBERS


Name                    Initial           Additional
and                     Capital           Capital          Company
Address                 Contribution      Commitment*      Percentage

Agritope, Inc.          $100,000          $200,000         33 1/3%
Sunseeds Company        $100,000          $200,000         33 1/3%
Andrew and Williamson   $100,000          $200,000         33 1/3%
                        --------          --------         -------
Total                   $300,000          $600,000            100%

*  Exclusive of initial capital contribution

                                    Exhibit B

                 CERTAIN DEFINITIONS AND ALLOCATION PROVISIONS


      Adjusted Asset Value. The Adjusted Asset Value with respect to any Company asset shall be the asset's adjusted basis for federal income tax purposes, except as follows:

      (i) The initial Adjusted Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as determined by the contributing Member and the Company.

      (ii) In the discretion of the Manager, the Adjusted Asset Values of all Company assets may be adjusted to equal their respective gross fair market values and the resulting unrecognized Company Income or Loss allocated to the Capital Accounts of the Members, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; and (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets, unless all Members receive simultaneous distributions of either undivided interests in the distributed property or identical Company assets in proportion to their interests in Company distributions as provided in Sections
9.3 and 11.2.

      (iii) The Adjusted Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values and the resulting unrecognized Company Income or Loss allocated to the Capital Accounts of the Members, as of the following times: (i) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and (ii) the termination of the Company, either by expiration of the Company's term or in accordance with
Section 10.1.

      Company Income or Loss. Company Income or Loss shall be an amount computed for each Accounting Period as of the last day thereof that is equal to the Company's taxable income or loss for such Accounting Period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

      (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Company Income or Loss pursuant to this paragraph shall be added to such taxable income or loss;

      (ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Company Income or Loss pursuant to this paragraph shall be subtracted from such taxable income or loss.

                                      B-1.

      (iii) In the event the Adjusted Asset Value of any Company asset is adjusted to clause (ii) or (iii) of this definition of Adjusted Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Company Income or Loss.

      (iv) Gain or loss resulting from any disposition property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the property disposed of; and

      (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Accounting Period.

      Depreciation. Depreciation means, for each Accounting Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Accounting Period, except that if the Adjusted Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be an amount which bears the same ratio to such beginning Adjusted Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Accounting Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Adjusted Asset Value using any reasonable method selected by the Manager.

      Qualified Income Offset. The allocations provided for in Article VII shall be subject to the following exceptions:

      (i) Any loss or expense otherwise allocable to a Member that exceeds the balance in such Member's Capital Account shall instead be allocated first to all Members who have positive balances in their Capital Accounts in proportion to such positive balances, and when all Members' Capital Accounts have been reduced to zero (0), then to all Members in proportion to Company Percentages.

     (ii) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6), that causes the balance in such Member's Capital Account to be reduced below zero (0), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations, or distributions as quickly as possible.

      (iii) For purposes of the foregoing, the balance in a Member's Capital Account shall take into account the adjustments provided in Treasury Regulation
Section 1.704-1(b)(2)(ii)(d)(4) through (d)(6).

                                      B-2.

     (iv) Any special allocations of items of profit, income, gain, loss or expense pursuant to subparagraphs (i) and (ii) shall be taken into account in computing subsequent allocations, so that the net amount of any items so allocated and the profit, gain, loss, income, expense, and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member if such special allocations pursuant to subparagraphs (i) and (ii) had not occurred.


                                      B-3.

                       DEVELOPMENT AND MARKETING AGREEMENT



    THIS AGREEMENT ("Agreement") between SUPERIOR TOMATO ASSOCIATES, L.L.C., a Delaware limited liability company ("STA"), AGRITOPE, INC., a Delaware corporation ("Agritope"), SUNSEEDS COMPANY, a _______________ corporation ("Sunseeds"), and ANDREW AND WILLIAMSON SALES COMPANY, INC., a _______________ corporation ("A&W") is effective as of the 19th day of February, 1996 ("Effective Date").

1.  BACKGROUND.

    1.1 Concurrently with this Agreement, Agritope, Sunseeds and A&W are entering into an Operating Agreement of even date (the "Operating Agreement") for Superior Tomato Associates, L.L.C.

    1.2 The parties desire to combine Sunseeds' tomato seed genetics and know-how with Agritope's SAMase technology and know-how and A&W's growing, packing and distribution know-how to produce and commercialize in North America economically superior tomatoes for the fresh market; the product shall be fresh market cherry, roma and vine-ripened large fruited tomato varieties using seed developed by STA.

2.  DEFINITION OF TERMS.

    The words appearing in capitalized form throughout this Agreement shall have the meanings assigned to them in this Section 2.

    Affiliate means, for the company, an entity controlling, controlled by, or under common control with such company. "Control" for the purposes of this definition shall mean ownership of fifty percent (50%) or more of voting securities.

    Agritope Know-How means unpatented inventions, data, processes, compositions, techniques and other technical information proprietary to Agritope, which is solely owned by Agritope or which Agritope has the right to control the use of, relating to methods for ethylene regulation in the Field.

    Agritope Licensed Know-How means all Agritope Know-How in existence as of the Effective Date or created or acquired during the term of the Cooperative Development Work.

    Agritope Licensed Patents means all Agritope Patents in existence as of the Effective Date of this Agreement, or claiming an invention conceived or discovery made, or which are acquired, during the term of the Cooperative Development Work.

    Agritope   Patents  means  all  those  United  States  and  foreign   patent
applications and patents (a) listed on Schedule B to this Agreement to the extent of claims reading on methods for regulation of ethylene production, (b) all United States and foreign patent applications and


                                       1.

patents, including continuations and divisions, claiming an invention conceived or discovery made (including any discovery or breeding of a Novel Variety) solely by employees and/or agents of Agritope pursuant to the Cooperative Development Work, that is necessary or useful to apply inventions in clause (a) to the Field, and (c) any reissues, re-examinations and foreign counterparts of the foregoing. As used in this definition, the word "patent" includes a certificate issued under the U.S. Plant Protection Act (and foreign counterparts thereof) and the words "patent application" includes an application for such certificate.

      Applicable Royalty Percentage for a particular variety of Product means the royalty percentage established pursuant to Section 6.1 of this Agreement as a function of the Savings Per Box for such variety of Product that is determined pursuant to Section 3.2 of this Agreement.

      Approved Grower means a grower approved pursuant to Section 10.1 of the Operating Agreement.

      Box means, for any variety of tomatoes, a box of a size in which such variety of tomatoes is most customarily packed.

      Comparison Tomato has the meaning set forth in Section 3.2.

      Cooperative Development Work means the Cooperative Development Work described in Section 3 of this Agreement.

      Cost of Goods for a product means the full cost of producing or acquiring the product, as determined by generally accepted cost accounting procedures. Cost of Goods shall not include general corporate allocations or other allocations which are not directly related to production of the item and shall not include amortization of development expenditures. In the event any item is acquired by a party from an Affiliate of such party, "cost of manufacturing or acquiring" shall be deemed to mean such Affiliate's cost of manufacturing or acquiring.

      The Field means seeds and fruit for fresh market cherry, roma and vine-ripened large fruited tomato varieties, which seeds and fruit contain recombinant genetic material that regulates production of ethylene.

      Joint Patents means all United States and foreign patent applications and patents, including continuations and divisions, claiming an invention conceived or discovery made (including any discovery or breeding of a Novel Variety) jointly by employees and/or agents of both Agritope and Sunseeds, including any reissues, re-examinations and all foreign counterparts thereof. Ownership of an invention shall conclusively be considered "joint" when one or more employees or agents from Agritope and one or more employees or agents from Sunseeds must be indicated as co-inventors or joint breeders under United States laws on the patent application. As used in this definition, the word "patent" includes a certificate issued under the U.S. Plant Protection Act (and foreign counterparts thereof) and the words "patent application" includes an application for such certificate.

                                       2.

      Net Sales means the gross invoice price of each variety of Product sold by A&W or its agents, on A&W's own behalf or on behalf of any growers, less the following items, but only insofar as such items are separately invoiced and included in the gross selling prices: (i) customs duties, import, export, excise, and sales taxes directly imposed with reference to particular sales;
(ii) costs of transportation; and (iii) credit for returns of defective Products. In the event of any transfer of Product in other than a bona fide arm's-length transaction exclusively for money, or any transfer of Product which otherwise does not result in customary sales revenue, such transfer shall be (unless the parties agree otherwise) deemed to constitute a sale at the then current average selling price for the Product.

      Novel Variety shall mean "novel variety", as such term is defined in the U.S. Plant Protection Act (7 U.S.C. Section 2541), as the same may be amended from time to time.

      Product means any product in the Field developed through the Cooperative Development Work under this Agreement.

      Project means the Cooperative Development Work performed by the Parties to develop, obtain regulatory approval and market a particular variety within the Field.

      Regulatory Approval means (1) in the United States, deregulation from the U.S.D.A. (or successor agency) and completion of food safety consultations with the FDA (or successor agency) for production and sales of the Product, or (2) outside of the United States, analogous order(s) by non-U.S. governmental agencies which require regulatory approval prior to production and sales of a Product in such non-U.S. country.

      Savings Per Box has the meaning set forth in Section 3.2.

      Sharing Payment means any payment provided for in Section 6 hereof.

      Sunseeds Know-How means unpatented inventions, data, processes, compositions, techniques and other technical information proprietary to Sunseeds, and biological material, which is solely owned by Sunseeds or which Sunseeds has the right to control the use of, relating to use of tomato varieties potentially applicable to the Field, including without limitation proprietary germplasm.

      Sunseeds Licensed Know-How means all Sunseeds Know-How in existence as of the Effective Date or created or acquired during the term of the Cooperative Development Work.

      Sunseeds Licensed Patents means all Sunseeds Patents in existence as of the effective date of this Agreement, or claiming an invention created, or discovery made, or which are acquired, during the term of the Cooperative Development Work.

      Sunseeds Patents means all those United States and foreign patent applications and patents (a) listed on Schedule C to this Agreement, (b) all United States and foreign patent applications and patents, including continuations and divisions, claiming an invention conceived


                                       3.

or discovery made (including any discovery or breeding of a Novel Variety) solely by employees and/or agents of Sunseeds pursuant to the Cooperative Development Work that is necessary or useful to apply the inventions in clause
(a), and any other matter included within the definition of Sunseeds Patents, to the Field, and (c) any reissues, re-examinations and foreign counterparts of the foregoing. Sunseeds Patents also includes Sunseeds' biological material, including proprietary germplasm, to the extent it is covered by a patent or patent application. Without limiting the foregoing, Sunseeds Patents shall include all patent applications and patents on those varieties of tomatoes that may become the subject of Projects under this Agreement. As used in this definition, the word "patent" includes a certificate issued under the U.S. Plant Protection Act (and foreign counterparts thereof) and the words "patent application" includes an application for such certificate.

      Territory means the United States and Canada.

3.  COOPERATIVE DEVELOPMENT WORK.

    3.1 Period; Objective. From the Effective Date, Agritope, Sunseeds and A&W shall work together to develop and obtain any required Regulatory Approval for Products for STA. STA shall from time-to-time approve specific Projects for different varieties of Product within the Field. In connection with such efforts, Sunseeds will furnish to Agritope tomato germplasm for the particular varieties to be developed in the Projects. Agritope will implant its genetic material into such germplasm. Sunseeds will make the foundation seed and hybrid seed. Sunseeds will conduct the breeding activities. Agritope and A&W will participate in the breeding activities, including selection of hybrid seed from foundation seed. A&W will supply the production acreage and distribution infrastructure for the development and testing of the Product.

    3.2 Production Testing; Agreement On Cost Savings. At such time as Agritope and Sunseeds conclude that a particular variety of Product is ready for production testing, they will so notify A&W. Using seeds provided by Sunseeds, A&W will then provide approximately 3-5 acres for production testing of such variety (covering as broad a range of growers and as many locations as possible) and will grow, or cause Approved Growers to grow, fruit under conditions resembling as nearly as possible the conditions of large scale commercial growing. STA will keep detailed records of the cost of growing, picking and packing such fruit, of the quantity produced, and of shrinkage, and will furnish such records to Agritope and Sunseeds. A&W will cooperate, and will obtain the cooperation of each Approved Grower, to furnish to STA information that STA may reasonably require for such record keeping. A&W will also grow, or cause Approved Growers to grow, and furnish to STA the same information concerning the cost of growing, picking and packing, and shrinkage of, an equivalent quantity of fruit of similar variety using seeds of the type A&W is then using most commonly in its commercial operations (the "Comparison Tomato"). Based upon such information (and other industry information as is available concerning growing, picking and packing of such tomato varieties) STA will determine in good faith the dollar amount per Box that may be reasonably expected to be saved by use of such Product, instead of the Comparison Tomato, in large scale commercial growing, picking and packing. Such dollar amount per Box, will be referred to in this Agreement as the

                                       4.

"Savings Per Box." STA will inform Agritope, Sunseeds and A&W of such determination and provide them with the data supporting such determination.

      3.3 Exchange Of Information. During the term of the Cooperative Development Work, Agritope and Sunseeds will exchange with each other and share with STA all material information developed pursuant to the Cooperative Development Work, excluding the exchange of Agritope Know-How and information concerning Agritope Patents and Sunseeds Know-How and information concerning Sunseeds Patents, relating to the Field. Agritope and Sunseeds will also furnish to A&W all information concerning the Product that is pertinent to its production testing. A&W will share with STA and the other parties all material information concerning the Product developed by A&W in the course of growing, picking and packing the Product, including quantity and cost.

      3.4 Funding.

            (a) STA shall fund the Cooperative Development Work for each Project on a full cost-reimbursement basis in accordance with budgets pre-approved by STA. STA will have no obligations to fund any expenditures that are not within such approved budgets. STA will not reimburse parties for any costs incurred prior to the date of this Agreement.

            (b) Each party shall maintain detailed records which accurately identify costs and expenses incurred and paid in connection with the Cooperative Development Work for each specific Project. Each party shall submit this information to STA as of the last day of each month (or such alternative dates as STA may establish) for the preceding month and shall submit to STA on January 15 and July 15 of each year an estimate of expenses to be incurred during the current six months.

4.  PRODUCTION AND SUPPLY OF SEEDS.

      4.1 Sunseeds Responsibilities. Sunseeds will produce and store seeds for Product and ship such seeds on behalf of and at the direction of STA. STA will remit to Sunseeds Sunseeds' Cost of Goods for such seeds from STA's proceeds of sale of such seeds. Sunseeds shall at all times use its best efforts to supply STA's demand for seeds for Product.

      4.2 Seed Allocations.

            (a) A&W will have the first right each season to obtain its requirements of seeds for Product. A&W will provide to STA A&W's forecasts for seed six months prior to anticipated shipment, and firm orders for seed (which will not deviate from forecast by more than twenty percent (20%)) 60 days prior to shipment, which orders must be placed by June 1 and December 1 of each year. To the extent firm orders are not received by such dates, STA may allocate available seeds to third parties. A&W will pay to STA, no later than thirty (30) days after invoice, STA's Cost of Goods for such seeds, plus fifteen percent (15%) of such Cost of Goods.

                                       5.

            (b) If seeds remain in excess of A&W's requirements, STA may supply such seeds to third party Approved Growers on the such terms as STA deems advisable.

      4.3 Seed Specifications. Sunseeds shall supply seed for Product that shall meet the specifications for such seed as approved in writing by STA.

      4.4 Failure Of Sunseeds To Meet STA Requirements. To the extent that Sunseeds cannot meet STA's requirements for seed for Product, STA shall be free to obtain such seeds from a third party or parties. Sunseeds agrees to provide the third party that STA selects with the necessary information and Sunseeds Know-How to allow the third party to produce the seeds. As a condition to the disclosure to the third party, the third party will execute a non-disclosure agreement substantially in the form of Exhibit A of this Agreement.

      4.5 Restricted Rights; Labels. A&W will have the right to use the seed furnished under this Agreement solely to produce fruit in accordance with the terms of this Agreement and shall require Approved Growers not to propagate the seed or use it for other purposes. Sunseeds and A&W shall insure that all seeds provided under Section 4 and under Section 3.2 shall be provided under a label containing either the words "Unauthorized Propagation Prohibited" or "Unauthorized Seed Multiplication Prohibited" and, after a certificate issues under the U.S. Plant Protection Act, words such as "U.S. Protected Variety". Seeds transferred outside the United States will be transferred under comparable labels appropriate in the country to which the seeds are transferred.

5.  MARKETING AND DISTRIBUTION RIGHTS.

      5.1 Commercialization. A&W shall use best efforts to arrange for Approved Growers to grow fresh tomato Product, and to market and sell fresh tomato Product in the Territory. STA will not fund or reimburse any growing, picking, packing or distribution costs for production or sale of Product (including those expenses incurred pursuant to Section 3.2). A&W will market and sell all tomato Product under a trade name and mark to be determined by STA, which trade name and mark will be owned solely by STA.

      5.2 Reserved Right To Compete. Each party expressly reserves the right to research, develop and market products (expressly including tomato products) which compete indirectly or directly with the Products developed and marketed under this Agreement.

6.  SHARING OF SAVINGS AND PREMIUM.

      6.1 Applicable Royalty Percentage. STA, in consultation with the other parties to this Agreement, and with the concurrence of at least two of the three other parties, will establish an Applicable Royalty Percentage for each variety of Product based on the Savings Per Box established pursuant to Section 3.2. In conjunction with its commercialization efforts, A&W will require each Approved Grower to agree in writing to pay to STA, the Applicable Royalty Percentage. Any exceptions to the standard Applicable Royalty Percentage must be approved in writing by STA. In the event that A&W desires to act as an Approved Grower, the


                                       6.

Applicable Royalty Percentage for A&W will be the Applicable Royalty Percentage established by STA or such other Applicable Royalty Percentage as STA and A&W shall negotiate. Notwithstanding any other provision hereof, no Approved Grower (including A&W) will receive any seed for Product, until such Approved Grower has entered into an agreement in form and substance satisfactory to STA committing to pay the Applicable Royalty Percentage.

      6.2 Sharing Payments. In consideration of the Cooperative Development Work to be undertaken and other obligations set forth herein, A&W agrees to pay STA as follows: No later than thirty (30) days after the first and all subsequent calendar months following the first sale of Product, A&W shall pay to STA for each variety of Product an amount equal to the Applicable Royalty Percentage multiplied by Net Sales of such variety of Product shipped in such month by A&W and by Approved Growers arranged by A&W. The Sharing Payments due and payable hereunder shall be computed for each calendar month in the currency in which the sale was made, but shall be definitively discharged by payment to STA in U.S. dollars converted from such currency using the closing spot exchange rate between the two currencies quoted in the Wall Street Journal (or, if not available, such other mutually agreeable financial publication of international circulation) in effect on the last business day of the calendar quarter to which the payment relates.

7.  PATENTS, KNOW-HOW, LICENSE GRANTS.

      7.1 Agritope Sole Ownership. Agritope shall own all Agritope Patents and Agritope Know-How.

      7.2 Sunseeds Sole Ownership. Sunseeds shall own all Sunseeds Patents and Sunseeds Know-How.

      7.3 A&W Sole Ownership. A&W shall own all A&W patents, trademarks and labels.

      7.4 Joint Patents; Rights In Product.

            (a) STA shall own, and is hereby assigned, all Joint Patents on inventions created or discoveries made in the Cooperative Development Work.

            (b) Within the Field STA shall use any Joint Patents solely for the development and sale of Products pursuant to this Agreement.

            (c) Whether or not any Product qualifies as a Joint Patent, the Product shall be owned by STA, and each party hereby assigns all rights in the Product to STA.

      7.5 Agritope License To STA. Subject to the terms and conditions of this Agreement, for Product whose production or sale is covered by a claim of an Agritope Licensed Patent, or which use Agritope Licensed Know-How, Agritope hereby grants STA a non-exclusive, paid-up, royalty free (except as provided herein), license, with the right to

                                       7.

sublicense with the prior written approval of Agritope (not to be unreasonably withheld), under Agritope Licensed Patents and Agritope Licensed Know-How to produce or have produced and use, sell or have sold such Products, in the Territory.

      7.6 Sunseeds License To STA. Subject to the terms and conditions of this Agreement, for Product whose production or sale is covered by a claim of a Sunseeds Licensed Patent, or which use Sunseeds Licensed Know-How, Sunseeds hereby grants STA a non-exclusive, paid-up, royalty free (except as provided herein), license, with the right to sublicense with the prior written approval of Sunseeds (not to be unreasonably withheld), under Sunseeds Licensed Patents and Sunseeds Licensed Know-How to produce or have produced and use, sell or have sold such Products, in the Territory.

      7.7 Notice Of Sole Rights. After the Effective Date of this Agreement, a party asserting sole ownership of any patent rights or know-how in the Field developed pursuant to the Cooperative Development Work shall provide reasonable notice to STA of its intention to seek patent protection or to assert proprietary interest in such Know-How. STA shall have the right to a reasonable opportunity to review and comment on such assertions prior to patent applications being filed. Any dispute among the parties to this Agreement concerning such assertion shall be resolved by arbitration pursuant to Section
17.8 hereof.

      7.8 Regulatory Files. STA, Agritope and Sunseeds shall each have full access to all materials filed and correspondence with the U.S.D.A., FDA and other regulatory agencies in connection with the Cooperative Development Work and each Product, and shall be entitled to use and rely on such materials with respect to any regulatory approvals for a product sought by either, whether or not such product relates to this Agreement.

      7.9 Cooperation In Filings, Prosecution and Enforcement. Each party agrees to take such action and execute such documents as shall be necessary or appropriate for the filing of notices, certificates and acknowledgments of the licenses granted and assignments made hereunder, for the prosecution of all Joint Patents, and for the enforcement against third parties of all intellectual property rights of STA arising under this Agreement. Each party hereby grants to STA an irrevocable power-of-attorney coupled with an interest to undertake such activities and to execute and file all instruments necessary or appropriate in connection with such activities.

8.  PROSECUTION OF PATENT RIGHTS.

      8.1 Agritope Patents. Agritope shall have the right, but no obligation, to timely prepare, file, prosecute and maintain, under its exclusive control and at its expense, Agritope Patents.

      8.2 Sunseeds Patents. Sunseeds shall have the right, but no obligation, to timely prepare, file, prosecute and maintain, under its exclusive control and at its expense, Sunseeds patents.

                                       8.

      8.3 Joint Patents. STA shall employ counsel acceptable to Agritope and Sunseeds for the purpose of timely preparing, filing, prosecuting and maintaining Joint Patents. The reasonable expenses of preparing, filing, prosecuting and maintaining corresponding Joint Patents shall be borne by STA.

      8.4 Prior Art; Review And Comment. Agritope and Sunseeds shall each cooperate with the other to ensure that all prior art that is pertinent to the examination of a Joint Patent is brought to the attention of the other party. Each of the parties shall have the right to review and comment on substantive documents prepared in connection with the preparation, filing, prosecution and maintenance of the Joint Patents prior to the filing of such papers; however, such review and comment shall be performed expeditiously so as not to negatively affect patent rights.

9.  TRADEMARKS.

      No party to this Agreement shall have the right to use any trademark of any other party without such party's prior written consent.

10. CONFIDENTIAL INFORMATION.

      10.1 Confidentiality Agreement. The use and disclosure of proprietary information shall be governed by the attached Schedule A Non-Disclosure Agreement. The Schedule A Non-Disclosure Agreement shall survive termination of this Agreement.

      10.2 Use Of Consultants. The parties contemplate that from time to time during the term of this Agreement third party technical consultants may be employed by either party in connection with the development of Products. The parties agree that information designated as confidential may be disclosed to such consultants provided that the other party is given reasonable notice of the circumstances and nature of the intended disclosure and that the disclosure is limited to information necessary to enable the technical consultant to provide technical consulting services. The consultant will be required to sign an agreement committing the consultant to protect such confidential information.

11. REPORTS.

      11.1  Quarterly  Sales  Reports.  Each  monthly  payment made to STA under
Section 6 shall be accompanied by a full and accurate accounting by A&W. Each such report shall include at least the following information for each type of Product as to each country during the month:

            (a) The gross invoice price of each variety of Product shipped;

            (b) The applicable deductions from such invoice price to yield Net Sales for each variety of Product shipped; and

                                       9.

            (c)  Computation  of the  sharing  payment  due to STA  pursuant  to
Section 6.1 of this Agreement.

      11.2 Cost Of Goods. Sunseeds will furnish to STA, and STA will furnish A&W, reports on such party's Cost of Goods for seed Product shipped to such party.

12. BOOKS AND RECORDS.

      12.1 Records. Each party shall keep full and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts owing to the other parties. Books of account maintained by the parties shall be kept at their principal place of business. All such reports and data shall be open for inspection on a confidential basis at all reasonable times and either Party may conduct at its own expense, once every year during normal business hours through an independent certified public accountant, an examination of the accounts contemplated above. If any audit shall show that the selling party underpaid the amounts due under this Agreement herein as to the period subject of the audit, then the party which underpaid shall immediately pay such deficiency with interest thereon in accordance with Section 12.3. If the underpayment shall exceed five percent (5%) of the amount owed for any calendar year, the party underpaying shall also reimburse the other for costs related to such audit.

      12.2 Retention. Books and records required to be maintained by the Parties hereunder shall be retained for at least three (3) years from the date of the payment to which they pertain.

      12.3 Interest. All payments due hereunder that are not paid when due and payable hereunder shall bear interest at an annual rate equal to 4% (four percent) above the U.S. dollar reference rate ("prime rate") charged from time to time by Bank of America N.T. & S.A. from the date due until paid or at such lower rate as shall be the maximum rate permitted by law.

13. TERM.

      This Agreement shall continue so long as any Product is being developed or marketed under this Agreement, unless terminated earlier pursuant to Section 14.

14. BREACH.

      14.1 Material Breach. STA may terminate this Agreement as to any party for any material breach by such party of this Agreement or the Operating Agreement thirty (30) days after providing the other party with written details of the breach if the breach remains uncured at the end of the thirty (30) day notice period. Any party may terminate its obligations under this Agreement for any material breach by STA thirty (30) days after providing STA with written details of the breach if the breach remains uncured at the end of such thirty (30) day notice period. In the event of any such termination as to a party, except arising from a material breach by STA, such party shall immediately deliver to STA all information and work in process developed under the Cooperative Development Work.

                                      10.

15. REPRESENTATIONS AND INDEMNITIES.

      15.1 Agritope Representations. Agritope represents and warrants that as of the Effective Date:

            (a) It has granted no prior license or assignment of rights under the Agritope Patents in the Field.

            (b) There are no foreign or United States administrative, judicial or Patent and Trademark Office proceedings contesting the inventorship or ownership of any Agritope Patent that is likely to be embodied or used in a Product;

            (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of Agritope hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture or order of any court of competent jurisdiction binding upon Agritope or upon the property of Agritope;

            (d) It is party to no contract materially adverse to the obligations undertaken and rights granted in this Agreement;

            (e) It holds a patent to the SAMase gene and has obtained a license to the binary vector system to be used in developing the Product; it has consulted with patent counsel concerning the patent rights of third parties and, to the best of its knowledge, it is free to operate using its technology as contemplated in this Agreement without infringement of the rights of third parties. There is no assurance, however, that rights of third parties will not impinge on such freedom to operate.

       EXCEPT  AS  SET  FORTH  IN  THIS   SECTION   15.1,   AGRITOPE   MAKES  NO
REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT.

       15.2 Agritope Indemnification -- Representations And Warranties. Agritope shall indemnify STA for any losses sustained or expenses incurred by STA as a result of a breach by Agritope of any of the foregoing representations and warranties.

       15.3 Sunseeds Representations. Sunseeds represents and warrants to STA that as of the Effective Date:

            (a) It has granted no prior license or assignment of rights under the Sunseeds Patents that would materially impair its ability to develop, manufacture or sell Products.

            (b) There are no foreign or United States administrative, judicial or Patent and Trademark Office proceedings contesting the inventorship or ownership of any Sunseeds Patent that is likely to be embodied or used in a Product.

                                      11.

            (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of Sunseeds hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture, or order of any court of competent jurisdiction binding upon Sunseeds or upon the property of Sunseeds.

            (d) It is party to no contract materially adverse to the obligations undertaken in this Agreement.

            (e) It owns all rights in the tomato varieties and germplasm to be used in developing the Product; it has consulted with patent counsel concerning the patent rights of third parties and, to the best of its knowledge, it is free to operate using its technology as contemplated in this Agreement without infringement of the rights of third parties. There is no assurance, however, that rights of third parties will not impinge on such freedom to operate.

      EXCEPT   AS  SET  FORTH  IN  THIS   SECTION   15.3,   SUNSEEDS   MAKES  NO
REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF NON-INFRINGEMENT OF THE RIGHTS OF THIRD PARTIES.

      15.4 Sunseeds Indemnification -- Representations And Warranties. Sunseeds shall indemnify STA for losses sustained or expenses incurred by STA as a result of a breach by Sunseeds of the foregoing representations and warranties.

      15.5 A&W Representations. A&W represents and warrants to STA that as of the Effective Date:

            (a) Neither the execution and delivery of this Agreement, nor the performance of the obligations of A&W hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture, or order of any court of competent jurisdiction binding upon A&W or upon the property of A&W.

            (b) It is party to no contract materially adverse to the obligations undertaken in this Agreement.

      EXCEPT AS SET FORTH IN THIS SECTION 15.5, A&W MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

      15.6 A&W Indemnification -- Representations And Warranties. A&W shall indemnify STA for losses sustained or expenses incurred by STA as a result of a breach by A&W of the foregoing representations and warranties.

                                      12.

      15.7 STA Warranty  Disclaimer.  STA MAKES NO  REPRESENTATION  OR WARRANTY,
EXPRESS  OR   IMPLIED,   INCLUDING   ANY   WARRANTY   OF   NON-INFRINGEMENT   OR
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16. INFRINGEMENT; THIRD PARTY LICENSES.

      16.1 Defense Of Third Party Infringement Suits. In the event that a third party shall make any claim or sue any party alleging that the production or sale of a Product (including, without limitation, seeds), infringes a patent of such third party, then STA shall have the option to control the defense of such suit. The parties shall provide reasonable cooperation in the defense of such suit and furnish all evidence in their control. All attorneys' fees as well as any judgments, settlements, or damages payable with respect to such claim or suit shall be the responsibility of STA. Notwithstanding the foregoing, if the claim or suit alleges that the third party's rights are infringed solely by technology licensed to STA by one of the three other parties to this Agreement, such party will indemnify, hold harmless and defend the other two of such parties from and against any judgments, settlements or damages they may be required to pay with respect to such suit. The indemnifying party will have the sole right to control the defense of such claim or suit. No party shall enter into any settlement that materially affects the other party's rights or interests without such other party's prior written consent, which consent shall not be unreasonably withheld.

      16.2 Suits For Infringement By Others. In the event any party becomes aware of any actual or threatened infringement in the Field of the Agritope Licensed Patents or the Agritope Licensed Know-How, or the Sunseeds Licensed Patents or Sunseeds Licensed Know-How, that party shall promptly notify STA and STA shall determine the most appropriate action to take. In the event STA does not take action against such alleged infringer within a reasonable period, not to exceed one hundred eighty (180) days, the owner of such patent rights or know-how shall be entitled to take action against the alleged infringer.

      16.3 Third Party Licenses. In the event that STA determines that it is necessary or advisable to obtain a license from a third party with respect to development, production or sale of Products, Agritope, Sunseeds and A&W will make equal contributions to the capital of STA to pay the amount of any lump sum license fee payable to such third party and the Applicable Royalty Percentage will be increased by the amount of royalty payable to such third party on the sale of Products.

17. GENERAL.

      17.1 Entire Agreement. This Agreement, the Operating Agreement and the Schedules hereto and thereto contain the entire agreement between the parties relating to the subject matter hereof and all prior understandings, representations and warranties between the parties are superseded; provided, however, that this Agreement does not limit any agreement restricting disclosure or use of confidential or proprietary information previously entered into between the parties. None of the terms of this Agreement shall be deemed to be waived or amended by any

                                      13.

party unless such a waiver or amendment specifically references this Agreement and is in writing signed by the party to be bound.

      17.2 Relationship Of Parties. Each party acknowledges that it is not an agent of any other party to this Agreement and has no authority to speak for, represent, or obligate such other party in any way (except in the case of Agritope, acting in its capacity as Manager of STA). This Agreement does not and shall not be deemed to create any relationship of a joint venture or a partnership.

      17.3 Severability. The parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable by a court from which there is no appeal, or no appeal is taken, such sentence, paragraph, clause, or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement. In such event, the parties shall renegotiate this Agreement in good faith, but should such negotiations not result in a new agreement with ninety (90) days of the initiation of such negotiations, then this Agreement may be terminated by any party by thirty (30) days notice to the other.

      17.4 Force Majeure. Any party shall be excused from the performance of its obligations under this Agreement and shall not be liable for damages to the other if such performance is prevented by circumstances beyond its effective control. Such excuse from performance shall continue so long as the condition responsible for such excuse continues and for a thirty (30) day period thereafter. For the purposes of this Agreement, circumstances beyond the control of a party which excuse that party from performance shall include, but shall not be limited to, acts of God, acts, regulations or laws of any government including currency controls, war, civil commotion, commandeer, destruction of facility or materials by fire, earthquake, storm or other casualty, labor disturbances, judgment or injunction of any court, epidemic, and failure of public utilities or common carrier.

      17.5 Notices. All notices and demands required or permitted to be given or made pursuant to this Agreement shall be in writing and shall be effective when personally given or made or when placed in an envelope and deposited in the United States certified mail postage prepaid, return receipt requested, addressed as follows:

If to STA:                              If to Agritope, in care of:
c/o Agritope, Inc.                      Agritope, Inc.
8505 SW Creekside Pl.                   8505 SW Creekside Pl.
Beaverton, OR  97008                    Beaverton, OR  97008
Attention: Chief Executive Officer      Attention: Chief Executive Officer

with a copy to:                         with a copy to:

Howard G. Ervin                         Howard G. Ervin
Cooley Godward Castro Huddleson         Cooley Godward Castro Huddleson

                                      14.

& Tatum                                 & Tatum
One Maritime Plaza, 20th Floor          One Maritime Plaza, 20th Floor
San Francisco, CA  94111-3580           San Francisco, CA  94111-3580

If to Sunseeds:                         If to A&W:
Sunseeds Company                        Andrew and Williamson Sales Company,
18640 Sutter Blvd.                        Inc.
Morgan Hill, CA  95038                  9940 Marconi Drive
Attention: Chief Executive Officer      San Diego, CA  92173
                                        Attention: Chief Executive Officer





or to such other address as to which either party may notify the other.

      17.6 Binding. This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall be assignable: (1) by either party without the consent of the other to any Affiliate of the party or more of the voting securities); (2) by either party with the written consent of the other; or (3) by either party without the consent of the other in connection with the purchase of substantially all the assets of its business to which this Agreement relates. Any attempted assignment which does not comply with the terms of this Section shall be void.

      17.7 Governing Law. This Agreement is deemed to have been executed in and shall be governed by and construed according to the laws of the State of California.

      17.8 Arbitration. Any disputes under this Agreement will be resolved by binding arbitration in San Francisco, California, in accordance with the commercial arbitration rules of the American Arbitration Association. Full discovery will be accorded in accordance with the California Code of Civil Procedure. The parties shall bear equally the costs and fees of the arbitration; however, the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable

                                      15.

attorneys' fees, disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and costs arising from the arbitration.

      IN  WITNESS   WHEREOF,   this  Agreement  is  signed  by  duly  authorized
representatives of each party as of the Effective Date.

SUPERIOR TOMATO ASSOCIATES, L.L.C.        AGRITOPE, INC.

By:   Agritope, Inc.
      Its Manager


By:   /s/ Adolph J. Ferro                 By:   /s/ Adolph J. Ferro
      President/CEO                             President/CEO
Date: February 19, 1996                   Date: February 19, 1996


                                          ANDREW AND WILLIAMSON SALES COMPANY,
SUNSEEDS COMPANY                          INC.


By:   /s/ David Atkinson                  By:   /s/ Fred L. Williamson
      President/CEO                             Pres.
Date: February 21, 1996                   Date: February 29, 1996


                                      16.

                                    Exhibit A


                            NON-DISCLOSURE AGREEMENT

                               (MUTUAL DISCLOSURE)


      This Agreement is incorporated by reference in the Development and Marketing Agreement by and among, Superior Tomatoes Association, L.L.C. ("STA"), Agritope, Inc., Sunseeds, Inc. and Andrew and Williamson Sales Company, Inc. to assure the protection and preservation of the confidential and or proprietary nature of information to be disclosed or made available to each other in connection with the activities under such Development and Marketing Agreement and the business of STA.

      Whereas, the parties desire to assure the confidential status of the information which may be disclosed to each other;

      Now Therefore, in reliance upon and in consideration of the following undertakings, the parties agree as follows:

      1. Subject to the limitations set forth in Paragraph 2, all information disclosed to another party to this Agreement shall be deemed to be "Proprietary Information." The term "Proprietary Information" shall include trade secrets, confidential knowledge, data or any other proprietary information. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, compounds, cell lines, know-how, improvements, discoveries, developments, test results, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of employees of a party.

      2. The term "Proprietary Information" shall not be deemed to include information which the receiving party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; or (iv) is independently developed by the receiving party without any breach of this Agreement.

      3. Each party shall maintain in trust and confidence and not disclose to any third party, or use for any purpose other than activities under such Development and Marketing Agreement and the business of STA, any Proprietary Information received from the other party. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the

                                       1.

United  States.   No  other  rights  or  licenses  to  trademarks,   inventions,
copyrights,  or  patents  are  implied  or  granted  under  this  Non-Disclosure
Agreement.

      4. Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

      5. The responsibilities of the parties are limited to using their reasonable and best efforts to protect the Proprietary Information received with the same degree of care used to protect their own Proprietary Information from unauthorized use or disclosure. Each party shall advise its employees or agents who might have access to such Proprietary Information of the confidential nature thereof. No Proprietary Information shall be disclosed to any officer, employee or agent of either party who does not have a need for such information.

      6. All Proprietary Information (including all copies thereof) shall remain the property of the disclosing party, and shall be returned to the disclosing party after the receiving party's need for it has expired, or upon request of the disclosing party, and in any event, upon completion or termination of this Agreement.

      7. Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded to the extent such disclosure is required to be disclosed by the Receiving Party by judicial action provided that the receiving party shall immediately notify the disclosing party of any such action and the disclosing party shall have the opportunity to pursue all reasonable legal remedies to maintain such information in secret.

      8. This Agreement shall continue in full force and effect for so long as the parties continue to exchange Proprietary Information. The termination of this Agreement shall not relieve either party of the obligations imposed by this Agreement with respect to Proprietary Information disclosed prior to the effective date of such termination, and the provisions of these paragraphs shall survive the termination of this Agreement.

      9. This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.

      10. This Agreement contains the entire agreement of the parties concerning use and protection of Proprietary Information and may not be changed, modified, amended or supplemented except by a written instrument signed by each party.

      11. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by another party, including, without limitation, the actual or threatened disclosure of a disclosing party's Proprietary Information without the prior express written consent of the disclosing party, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that such other party shall be entitled to specific

                                       2.

performance of a receiving party's obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.


                                       3.

                       ASSIGNMENT AND ASSUMPTION AGREEMENT



                  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Andrew and Williamson Sales, Co., a California corporation ("A&W"), hereby confirms the assignment, transfer, and conveyance to Agritope, Inc., an Oregon corporation ("Agritope"), on February 28, 1997, of its 331/3 percent membership interest and any other interest it may have in Superior Tomato Associates, L.L.C., a Delaware limited liability company ("STA").

                  In connection with the assignment of A&W's interest in STA, Agritope hereby assumes and agrees to perform A&W's obligations, if any, under the STA Operating Agreement dated February 19, 1996.

                  IN WITNESS WHEREOF, the undersigned have duly executed this agreement as of May 27, 1997.


                                        ANDREW AND WILLIAMSON SALES, CO.


                                        By:  [illegible]

                                        Title:  V.P. Operations


                                        AGRITOPE, INC.


                                        By:  /s/ Gilbert N. Miller

                                        Title:  Executive Vice President